Date: January 29th, 2016

Joint Construction & Development Agreement
Between MCIG and Green Leaf Farms Holdings

General project overview Green Leaf Farms Cultivation Center and MCIG desire to use each others expertise to assist the other in the development and growth its company, Green Leaf Farms Holdings (GLFH) located at 3939 Belmont Street, North Las Vegas and its parent company PNTV / Weed TV will develop a substantial media and marketing program for MCIG and MCIG located at 433 North Camden Drive 6th Floor Beverly Hills, California 90210 will use it expertise in the design and building of a GLFH cultivation facility for GLFH,

1. Design / Build Agreement and marketing Plan (Phase 1)

MCIG Scope

This Agreement has two phases, Phase I - Design and pre-construction phase. Phase II – fabrication, delivery, and construction phase.

Phase I
Prior to constructing the facility, mCig, Inc., Contractor, Sub-Contractors, key suppliers, along with the Client will engage in the Design and Pre-Construction – Phase I to develop and detail the building plans, grow layout, lighting design, HVAC, system schematic and specifications, budget, and logistics.

mCig will work with GRFH cultivation staff and management on the design features and estimation of facility budget to include; Lights, Support Equipment, Environmental Controls, and HVAC.

GLFH / Weed TV Scope

Phase I
This Agreement as three phases, pre-production and designing a marketing plan, Phase II production, Phase III on going distribution and marketing

Prior to production and while mCig is working on GLFH design, PNTV / Weed TV and GLFH management and team will design a full marketing program using all of the company's media and production assets.

The scope will include the development of a mCig media channel that will focus on the main areas, the development of new customers for both custom and modular products and also for shareholders.

The media will include original video production, the integration of mCigs products and services into the GLFH documentary series that follows the company through the building, development and operation of a MME, social media marketing, blogs, membership B2B and To Shareholders, photos, articles and SEO of all content. Joint press releases to all are integrated into a year plan that will start from for the assembly process and continue for 1 year after the completion of the third stage of construction.

2. Deliverables

A. Phase 1 - The Company shall pay Consultant a Non-Refundable retainer of Ten Thousand Five Hundred US Dollars ($10,500.00) to be paid $5,500 upon signing this agreement and $5,000 in two weeks which will be applied to hard costs of sub work needed below (any difference will be applied to final project), detail coordination with Company design team and final sealed drawings as required for building permit application to entail;

mCig deliverables

- ☐ Receive any and all drawings from customer. Including but not limited to; Mechanical, Structural and Architectural
- ☐ Engage Architect, Mechanical & Structural Engineer to facilitate interior layout to include;
  - Suspended Slab (2nd Floor)
  - Equipment Requirement
  - Monitoring and Environmental Controls Requirements
  - Site Design/Layout
  - Lighting & HVAC Design
  - Electrical loads
  - Prepare and Execution of Final Budget

GLFH / Weed TV deliverables

- Begin to film and conduct interview with mGig lead construction executive Ron Sassano, these interviews will be conducted at the Belmont location and include Ron interacting with on of GLFH growers and management discussing the project. This will be on-going interviews will all key players.
- Develop a marketing and media business plan through working with mCigs marketing team including;
  - ☐ Identify a list of videos needed for both corporate message and product sales
  - ☐ Identifying the media needs for the mCig channel
  - ☐ Create list of content
  - ☐ Develop scripts and outlines
  - ☐ Assigning producer and production team

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- ☐ Work with mCig on distribution and marketing plan to make the content the most effective.

- ☐ Integrate content into existing web page & marketing material
- ☐ Ongoing maintenance of social media through all of GLFH's avenues.

mCig Phase 2 – Fabrication, Delivery and Construction

Phase II
Involves the Fabrication, Delivery, and Recommended Assembly /Construction of the facility and mechanical.

- ☐ Preparation of full operating plans for licensing; (signed and sealed, to be performed by outside source)
- ☐ Building Wall Panels and Systems
- ☐ Selection of necessary equipment in accordance with mechanical plans
- ☐ Additional Services (as mutually agreed on by both parties)
- ☐ Delivery via flat pack
- ☐ Construction by mCig, Inc.
- ☐ Fabrication Deposit Prior to Commencing Construction on Panels - 50%
- ☐ Prior to shipment of Panels to facility - 45%
- ☐ Final payment due of remaining balance upon completion of drafted facility – 5% (based on cost plus assumption of 5%)

GLFH/ Weed TV Phase 2 and 3 production, distribution and marketing

- ☐ Channel development outlines in Weed TV's special service package attached, $6.000 per month value to begin during construction and continue from the end of construction for an additional 10 months with a value of $120,000 assuming construction of both stages is 10 months Exhibit A attached
- ☐ PNTV/ Weed TV marketing consulting on production and distribution (est value $40.000)
- ☐ PNTV. Weed Tv production of corporate and product sales videos will be done ass needed and required by eCigs marketing team. (est. value $20k to $50,000)
- ☐ Actual production of our documentary series with eCig integration.
- ☐ Editing, post production, graphics, music, encoding and distribution of mCigs content to multiple platforms that include but not limited to Weed Tv, mCigs own channel, eCigs own website, Facebook, you Tube, Instagram, twitter and others. (est. value $200,000)
- ☐ SEO all content and link it back to mCigs sales team when ever possible (est. value $20,000)

- ☐ Over all advertising Value, substantial

3. Responsibilities

GLFH

- ☐ Pay the fees as set out in Section 5
- ☐ Be available for design meetings and provide timely decision making by responding to all requests for information and instruction within 72 hours

mCig

- ☐ Deliver panels on time and on budget
- ☐ Responsible for the replacement and fixing for any materials and equipment supplied by mCig if it is received damaged or does is not constructed properly.
- ☐ Must make its team available for interviews and on-going interaction on making clear your marketing message is clear.
- ☐ Respond within 72 hours when waiting approval on content.

4. Payment

It is understood that both company's may not be providing equal value, mark up for mark up but the spirit of this agreement payment schedule is to assist each other in reaching success.

A. Phase I in-kind, PNTV/ Weed TV will waive all fees as outlined in exchange for mCig waiving all fees.

B. Phase's II, and III During phase I, mCig will develop a full budget for the project based on Phase I projections, however stage one is the only stage being built until the Nevada market proves to be expanding. But in general, the aim is to start a new stage ever 60 to 90 days after the completion of the first or second stage.

C. Weed TV/ PNTV and GLFH will pay for all cost related to delivering mCigs production and support.

D. Once a budget is established, it will contain only cost of manufacturing, shipping, labor to install, travel of assembly crew to Las Vegas and supplies. mCig will make available upon request all invoices and cost related to this agreement.

E. All third party equipment or services will be passed through at exact cost with no markup.

Once the scope and budget is established the payment schedule will be as follows:

- Fabrication Deposit- upon finalizing and approval of the detail design and specification, and budget, the client will provide a payment of 50% to commence fabrication.
- The second payment of 45% will be paid PRIOR to shipping of all panels & equipment to the facility.

- A final payment of 5% will be paid upon completion of drafted project
- Additional Services and Changes to scope of work
- Any additional services that may arise as desired or necessary that are not covered in the list of deliverables, may be provided based upon mutually agreed upon change in scope of work (change order) or separate agreement.
- All changes must be agreed to in writing. Oral agreements will not be considered contractually binding.

mCig, Inc. reserves the right to charge 1% interest per month for any amount 30 days past due.

6. Copyright and Usage

A. All drawings, specifications, plans, sketches, graphic representations, electronic files, and other materials (the Materials) prepared by mCig, Inc., and or it's manufacturer for the Project shall remain the property of mCig Inc., and/or it's manufacturer, who reserves the copyright herein. The Client shall be permitted to retain copies of documentation prepared by mCig Inc., and/or its manufacturer for the Project for information and reference in connection with the Client's use and occupancy of the Project and for ongoing maintenance of the Project.

B. In the event the Client uses the Materials in breach of Section 5a, the Client agrees to release, indemnify, and save harmless mCig Inc., the manufacturer and its employees, directors, sub-contractors, successors, and assigns from any and all manner of liabilities, actions, causes of actions, suits, debts, claims, losses, and expenses (including all legal fees and disbursements) and damages of every nature and kind whatsoever, relating directly or indirectly to the use of the Materials.

C. The foregoing clauses under this section do not apply to any drawings commissioned by the Client prior to this Agreement.

7. Site Preparation

A. Buyer will be responsible for preparing a site suitable for the installation and operation of product with consulting and oversight by mCig

8. Delivery

A. mCig Inc., will arrange for delivery through a carrier chosen in conjunction with its Manufacturer. Mcig Inc., will facilitate and be instrumental on shipping all items to Green Leaf Farms, located at 3939 Belmont Street, North Las Vegas. The Buyer will be solely responsible for all shipping costs. Buyer may not reject any deliveries, but shall have the right to return any materially nonconforming goods for replacement by Manufacturer, with costs of redelivery to be borne by Manufacturer.

9. Confidentiality

A. The parties acknowledge that the Confidential Information supplied or to be supplied by each of them to the other is proprietary to the disclosing party and acknowledge that it is of a confidential nature. Each party will at all times keep Confidential Information communicated by the other to it confidential and will not use the same in any manner (other than for the Purpose) without the prior written consent of the disclosing party. This may include specific plans process and or procedures.

10. PR and announcements

Both parties agree to put out a joint public press release at a mutual agreed period of time and but will not release a PR without each other mutual consent, neither party with unreasonably withhold a release being issued.

11. Dispute Resolution

A. The Client and mCig Inc., agree that in the event of a dispute as to the interpretation of this Contract, the party raising the dispute will notify the other party of the dispute in writing. The parties will endeavor to negotiate in good faith and resolve the dispute within 10 business days after the notice of the dispute has been delivered in writing, and for that purpose will provide each other within that time, frank and candid disclosure of all relevant facts, information, and documentation to facilitate the negotiation.

B. If the Client and mCig Inc., are unable to resolve the dispute as raised through good faith negotiation, the Client and mCig Inc., agree that any dispute as to the interpretation of this Contract shall be submitted to an Arbitrator in Clark County, Nevada, for arbitration, whose determination shall be final and binding on the parties. The Project Arbitrator shall be jointly retained by the Client and mCig Inc., and his costs shall be shared and paid in advance.

C.

12. Manufacturer Liability.

A. Seller is a manufacturer reseller of products, good and services. A production timeline and delivery schedule will be given by Manufacturer to Buyer for all product delivery times and service deadlines. Seller, will not, for any reason be liable for nonconforming products or delivery failure due to the manufacturer. Manufacturer will be responsible to meet all agreed deadlines for products and services.

13. Warranty.

A. The manufactures warranty will apply to all goods, no other warranty, express or implied, is made by mCig Inc., and none shall be imputed or presumed.

14. Taxes.

A. All sales tax, tariffs, and other governmental charges shall be paid by Buyer and are Buyer's responsibility except as limited by law.

15. Governing Law.

A. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Each of the parties in any suit, action or proceeding arising out of or relating to this Agreement, irrevocably submits to the jurisdiction of the State Courts of the State of Nevada over any suit, action or proceeding arising out of or relating to this Agreement.

16. Force Majeure.

A. Seller may, without liability, delay performance or cancel this Contract on account of Force Majeure events or other circumstances beyond its control, including, but not limited to, strikes, acts of God, political unrest, embargo, failure of source of supply, or casualty.

17. Miscellaneous.

A. No modification shall be made to this Contract except in writing and signed by both parties. This contract shall be binding upon the parties and their respective heirs, executors, administrators, successors, assigns and personal representatives.

18. Confidentiality.

A. Both parties acknowledge that during the course of this contract, each may obtain confidential information regarding the other parties business. Both parties agree to treat all such information and the terms of this contract confidential and to take all responsible precautions against disclosure of such information to unauthorized third parties during and after the terms of this contract.

[signature]

MCIG Inc.
Paul Rosenberg CEO

01-27-2016
Date

Green Leaf Farms Holdings
Mark Bradley CEO

Date